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                                                                    EXHIBIT 99.1

                                October 15, 2001

[Name]
[Address]
[City, state, zip]

Attention: [Contact Person]

                      Re: Wind-up of GKH Investments, L.P.
                             and GKH Private Limited

Dear [Contact Person]:

     As previously communicated, it has been our goal to implement the dissolution of GKH Investments, L.P. (the "Fund") and GKH Private Limited (the "Parallel Investor") by January 25, 2002, the 14th anniversary of the closing date of the Fund. Hanover Compressor Company ("HC"), of which the Fund and the Parallel Investor own a remaining 18,274,795 shares, is the only major remaining holding. As you know, the Fund and the Parallel Investor sold 21% of their HC shares in a secondary offering completed on March 15, 2001. The Fund and the Parallel Investor currently own approximately 20% of HC's outstanding shares representing nearly 40 days' average trading volume of HC's stock.

     The March 2001 secondary offering of HC shares was the first stage of a multi-faceted exit strategy planned by GKH Partners, L.P. to liquidate or distribute all HC shares held by the Fund and the Parallel Investor by January 25, 2002. Under the terms of the offering, the remaining shares held by the Fund and the Parallel Investor were subject to a "lock-up" agreement that expired on July 15, 2001. However, shortly after the expiration of the above-referenced lock-up period, a series of events unrelated to HC or its business have unfolded, all of which have negatively impacted both HC's valuation and the exit plan which had been in process.

Since the March 2001 secondary offering, the equity market's valuation of energy service companies' shares has fallen dramatically with the commodity price of gas, driven primarily by concerns related to the slowing economy. HC's business is largely insulated from declines in the commodity price of natural gas and thus has consistently outperformed its peers. Despite that fact, since the March 2001 offering, HC's share price has been carried down indiscriminately with the roughly 38% decline in the Philadelphia Oil Service Index ("OSX"), the primary stock index for energy service companies. The many factors contributing to the decline in energy service stocks have not had a significant impact on Hanover's business, which remains very strong. This temporary trading phenomenon has reduced HC's valuation multiple to approximately 7x 2002 EBITDA, the lowest multiple Hanover has seen in its four years as a NYSE-listed company and roughly two-thirds of the average valuation multiple that HC has

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carried over the past four years.

     In addition, substantial evidence exists that HC's valuation has been further negatively impacted by the disclosure that the Fund intends to liquidate or distribute all of its HC shares in the near future. Securities analysts and fund managers are aware of our intention to liquidate or distribute all of our holdings before January 25, 2002, and the prospect of a sizeable distribution and/or secondary offering over the next three months may be creating an "overhang" on the stock.

     Hanover Compressor Company itself continues to do extremely well; it possesses a dominant market position and has excellent future growth prospects consistent with its outstanding past record. Additionally, a recent major acquisition by the company has added to Hanover's leading market position, significantly expanded its growth opportunities, and added Schlumberger, the world's largest energy service company, as a long term 10% shareholder as part of a major inter-company business development alliance. Other transactions that could act as catalyst for HC's significant upward revaluation and our continued exit strategy are now the subject of active discussion. While it is too early to determine whether these discussions will culminate in any further developments, based on HC's current projected 2001 and 2002 results alone, HC shares should achieve a minimum price of $40-$45 if the company merely regains the average valuation multiple it has attracted since its mid-1997 initial public offering.

     As HC's leading and very involved shareholder, we have significant confidence in HC's projected financial performance and are committed to taking the steps necessary to assist the company in its efforts to regain an appropriate and full valuation and complete an optimal exit strategy with respect to the HC shares held by the Fund and the Parallel Investor. Nonetheless, during this period of extreme weakness and volatility in the capital markets, we are concerned that the interests of the Fund, the Parallel Investor or the company may not be best served by completing our scheduled liquidation or distribution of HC shares prior to January 25, 2002.

     These factors all must be carefully considered when strategizing an appropriate exit. The Partnership Agreement provides that the winding-up process upon dissolution may take up to twelve months (with an additional twelve month period provided under certain circumstances). It remains our goal to wind-up as expeditiously as possible while retaining value for HC; however it is likely this may not be completed before January 25, 2002 as had been our intention when we last communicated.

     You are hereby notified that we shall continue the wind-up of the partnership, which could extend beyond January 25, 2002 with the hope for completion well before the expiration of the initial 12-month term of the "wind-up period".

     If you have any questions, do not hesitate to contact us.

                                                  Very truly yours,

                                                  GKH Partners, L.P.